UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 19, 2009

DIME COMMUNITY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27782	11-3297463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

209 Havemeyer Street, Brooklyn, New York   11211
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code:                                                                                                           (718) 782-6200

None
(Former name or former address, if changed since last report)

Item 5.02(e)      Compensatory Arrangements of Certain Officers.

On March 19, 2009, the Board of Directors of the Company approved adjustments to the 2009 annual base salary for the Company's Named Executive Officers [as defined in Item 402(a)(3) of Regulation S-K].  The adjustment in annual base salary for each Named Executive Officer was determined based upon the recommendations of a nationally recognized compensation consulting firm retained by the Board of Directors of the Company. The specific recommendations to the Board of Directors of the Company were based on a comparative analysis of ten to fifteen comparably sized and similarly located public banks.

The following table summarizes the adjustment to the 2009 annual base salary for each Named Executive Officer of the Company:

Name and Title of Named Executive Officer	Increase in Annual Base Salary*
Vincent F. Palagiano, Chairman of the Board and Chief Executive Officer	$-
Michael P. Devine, President and Chief Operating Officer	-
Kenneth J. Mahon, First Executive Vice President and Chief Financial Officer	14,000
Christopher D. Maher, Executive Vice President and Director of Retail Banking	11,700
Daniel J. Harris, Executive Vice President and Chief Lending Officer	20,000
TOTALS	$45,700

* By authorization of the Board of Directors of the Company, the adjustment to base salary for each Named Executive Officer was effective as of January 1, 2009.

On March 19, 2009, the Board of Directors of The Dime Savings Bank of Williamsburgh (the "Bank"), a wholly-owned subsidiary of the Company, extended the expiration date of the Employment Agreements between the Bank and Vincent F. Palagiano, Michael P. Devine and Kenneth J, Mahon (the "Employment Agreements") to December 31, 2010.  On March 19, 2009, the Board of Directors of the Company extended the expiration date of the Company's guarantee of the Employment Agreements to December 31, 2010.

On March 19, 2009, the Board of Directors of the Bank extended the expiration date of the Employee Retention Agreement between the Bank and Christopher D. Maher to December 31, 2010, and the Company extended its guarantee of the Employee Retention Agreement to December 31, 2010.

On March 19, 2009, the Bank amended its Employee Retention Agreement with Daniel J. Harris to increase the assurance period from two years to three years, and extended the expiration date of the Employee Retention Agreement to December 31, 2010.  Also on March 19, 2009, the Company extended its guarantee of the Employee Retention Agreement to December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIME COMMUNITY BANCSHARES, INC.

 /s/ KENNETH J. MAHON
           By:  ___________________________________________
              Kenneth J. Mahon
              First Executive Vice President and Chief Financial Officer

Dated: March 25, 2009